Exhibit 4.1
NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

Northern
Oil & Gas, Inc.

NORTHERN OIL & GAS, INC.
CORPORATE
Seal
MINNESOTA

SECRETARY

PRESIDENT

CUSIP NO. 665531 10 9

AUTHORIZED COMMON STOCK: 95,000,000 SHARES

PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of Northern Oil & Gas, Inc. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Countersigned:
Standard Registrar & Transfer Company, Inc.	By
12528 South 1840 East	Authorized Signature
Draper, Utah 84020